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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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         Date of Report (Date of earliest event reported): May 25, 1998



                               T R FINANCIAL CORP.
               (Exact name of registrant as specified in charter)



    DELAWARE                         0-21386                  11-3154382
(State or other                   (Commission               (IRS Employer
jurisdiction of                   File Number)              Identification No.)
incorporation)

                1122 FRANKLIN AVENUE, GARDEN CITY, NEW YORK 11530
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (516) 742-9300


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)





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ITEMS 1 THROUGH 4.                  NOT APPLICABLE.

ITEM 5.           OTHER EVENTS.

         On May 26, 1998, T R Financial Corp., a Delaware corporation ("TRFC"), announced that it had entered into an Agreement and Plan of Merger, dated as of May 25, 1998 ("Merger Agreement"), with Roslyn Bancorp, Inc., a Delaware corporation ("RBI"). RBI is a savings and loan holding company that currently owns The Roslyn Savings Bank, a New York State chartered stock savings bank. The Merger Agreement provides, among other things, that TRFC will merge with and into RBI, with RBI being the surviving corporation ("Merger"). A copy of the Merger Agreement is attached hereto as Exhibit 2.1. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         Pursuant to the Merger Agreement, each share of TRFC common stock, par value $.01 per share ("TRFC Common Stock"), issued and outstanding immediately prior to the Effective Time will be converted into and become the right to receive 2.05 shares of RBI common stock, par value $.01 per share ("RBI Common Stock"), except for (i) shares of TRFC Common Stock held directly or indirectly by RBI, other than shares held in a fiduciary capacity in satisfaction of a debt previously contracted, (ii) shares held by TRFC as treasury stock and (iii) unallocated shares held in the Roosevelt Savings Bank Recognition and Retention Plan for Officers, which shall be canceled. Each holder of TRFC Common Stock who would otherwise be entitled to receive a fraction of a share of RBI Common Stock will receive an amount in cash equal to the product arrived at by multiplying such fraction of a share of RBI Common Stock by the RBI Market Value.

         The Merger will be structured as a tax-free reorganization and will be accounted for as a pooling-of-interests. Consummation of the Merger is subject to the satisfaction of certain customary conditions, including approval of the Merger Agreement by the stockholders of both TRFC and RBI and approval of the appropriate regulatory agencies.

         TRFC has the right to terminate the Merger agreement if (i) the RBI Market Value on the Valuation Date falls below $22.10 per share and such decline in value is 15% greater than the percentage decline of a group of similar financial institutions over the same period, unless RBI elects to increase the Merger Consideration to be received by TRFC's stockholders as set forth in the Merger Agreement or (ii) the RBI Market Value on the Valuation Date falls below $20.72 per share.

         The Merger Agreement also provides that options to purchase shares of TRFC Common Stock under TRFC's stock option plans that are outstanding at the Effective Time, whether or not exercisable, shall be converted into options to purchase shares of RBI Common Stock, except that from and after the Effective Time, (i) the aggregate number of shares of RBI Common Stock issuable upon exercise of converted TRFC options shall be equal to the product of the number of shares of TRFC Common Stock issuable upon exercise of the TRFC options immediately prior to the Effective Time multiplied by the Exchange Ratio (such product to be rounded to the nearest whole share of RBI Common Stock) and (ii) the exercise price per share of RBI Common Stock purchasable thereunder shall be equal to the quotient of the exercise price of the TRFC option at the Effective Time divided by the Exchange Ratio (rounded to the nearest whole cent).




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         In connection with the Merger Agreement, TRFC and RBI each granted to the other a stock option pursuant to Stock Option Agreements, each dated as of May 25, 1998, which, under certain defined circumstances, would enable each of TRFC and RBI to purchase up to 19.9% of the other's issued and outstanding shares of common stock. The Stock Option Agreements each provide that the total profit receivable thereunder may not exceed $50 million plus reasonable out-of-pocket expenses. Copies of the Stock Option Agreements are attached hereto as Exhibits 4.1 and 4.2.

         TRFC and RBI publicly announced the Merger in a press release dated May 26, 1998, a copy of which is attached hereto as Exhibit 99.1.

ITEM 6.                    NOT APPLICABLE.

ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

                  a.       Financial Statements of Businesses Acquired.
                           Not Applicable

                  b.       Pro forma Financial Information.
                           Not Applicable

                  c. Exhibits: The following Exhibits are filed as part of this report:



                  EXHIBIT NO.                             DESCRIPTION

                       2.1 Agreement and Plan of Merger, dated as of May 25, 1998, by and between Roslyn Bancorp, Inc and T R Financial Corp.

                       4.1 Stock Option Agreement, dated May 25, 1998, by and between Roslyn Bancorp, Inc. and T R Financial Corp.

                       4.2 Stock Option Agreement, dated May 25, 1998, by and between T R
                                              Financial Corp. and Roslyn
                                              Bancorp, Inc.

                       99.1                   Press Release issued May 26, 1998.


ITEM 8.           NOT APPLICABLE.

ITEM 9.           NOT APPLICABLE.


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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   T R FINANCIAL CORP.


                                   By:      /s/ Dennis E. Henchy
                                            ------------------------------------
                                            Dennis E. Henchy
                                            Executive Vice President and
                                              Chief Financial Officer

Date:    June 3, 1998




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                                  EXHIBIT INDEX




       EXHIBIT                              DESCRIPTION

         2.1 Agreement and Plan of Merger, dated as of May 25, 1998, by and between Roslyn Bancorp, Inc. and T R Financial Corp.

         4.1 Stock Option Agreement, dated as of May 25, 1998, by and between Roslyn Bancorp, Inc. and T R Financial Corp.

         4.2 Stock Option Agreement, dated as of May 25, 1998, by and between T R Financial Corp. and Roslyn Bancorp, Inc.

         99.1           Press Release issued May 26, 1998.





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